Exhibit 99.1

Marchex Names Anne Devereux to Board of Directors

SEATTLE, WA – October 20, 2006 – Marchex, Inc. (NASDAQ: MCHX, MCHXP) today announced that Anne Devereux has joined its Board of Directors, effective October 19th. Devereux replaces Rick Thompson, who has stepped down from the Board to devote more time to his position as a Vice President at Microsoft Corporation.

“While the evolution of my responsibilities at Microsoft has led to this change, I have enjoyed serving on the Marchex Board and will continue to offer my advice and assistance to Russ and the executive management team at Marchex,” said Thompson.

“Rick has been an important contributor to Marchex over the past four years, and we very much appreciate what he has done for us,” said Russell C. Horowitz, Marchex Chairman and CEO. “At the same time, we are very pleased to add someone of Anne’s background and capabilities to our Board of Directors, given her advertising industry knowledge and operational experience.”

Devereux has more than 20 years of experience in marketing and advertising. Devereux currently serves as CEO of TBWA\WorldHealth and also CEO of LLNS, both of which are divisions of Omnicom Group Inc. (NYSE: OMC). TBWA\WorldHealth is one of the largest global marketing services networks dedicated to healthcare and lifestyle brands; LLNS is a leading healthcare communications agency. Prior to these roles, Devereux was the Chief Integration Officer as well as Managing Director of all health-related assignments within BBDO New York, representing clients such as GE, Pepsi, Fed-Ex, Campbell’s, Gillette, Pfizer, Glaxo SmithKline and Schering-Plough. Before joining BBDO, Devereux was President and Founder of Consumer Healthworks, one of the first agencies to specialize in direct-to-consumer advertising for healthcare brands.

“In a relatively short period of time, Marchex has built a leading search and media company that connects millions of consumers to thousands of advertisers. I am very excited to be involved with Marchex, and I look forward to providing guidance and support wherever I can,” said Devereux.

About Marchex, Inc.

Marchex (www.marchex.com) is a technology driven search and media company focused on vertical and local online traffic. Specifically, the company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web sites.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward- looking statements and you should not place undue reliance on our forward- looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

For further information, contact:

Press:

Mark S. Peterson

Vice President of Public Relations

206.331.3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

Vice President of Investor Relations & Strategic Initiatives

Marchex, Inc.

206.331.3316

tcaldwell@marchex.com

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